Exhibit 10(h)

1st Franklin Financial Corporation
Executive Bonus Plan: 2006

Plan Overview:

As we analyze the results from 2005, and the success of the year, our key challenge still remains the same for 2006: to balance the need for short-term results – growth and profit, with the need for long-term positioning – new product development and improved systems.  Both of these issues remain critical to 1st Franklin’s success.

The goal of our five-year strategic plan, which we are 4 years into at this point, is designed to map out what direction we want the Company to go.  The goals that are set for the Company each year, which are reflected in the Executive Bonus Plan, are the milestones which will drive the overall performance to achieve the current five-year plan and lay the groundwork and positioning for the new plan and 5 year goals to be set during the 3rd quarter of this year.

The Executive Bonus Plan for 2006 will focus first on ONE “threshold” goal, and secondly four strategic goals.  The combination of these goals will provide a balance measurement of 1st Franklin’s Company performance and also support the achievement of long term goals.

The goals that are set are identified and agreed upon by the Executive Management Team.  These goals are based on achieving the five-year Corporate goals set in conjunction with our Strategic Plan.  Below are the four strategic goals, as well as the threshold goal for 2006.

THRESHOLD GOAL:  The Company must achieve certain pre-tax income for 2006.

1.	Corporate Net Receivables Growth
2.	Corporate Delinquency Control
3.	Corporate Expenses to Revenue
4.	Corporate Return on Assets (ROA)

PROGRAM ELIGIBILITY:

Company:  The threshold goal of pre-tax income must be achieved for the Executive Bonus Plan to be activated.  After this goal is reached, the achievement of the strategic goals will be paid according to the following scale on an individual basis as a percentage paid of their annual salary.

No. of Strategic Goals Met	% Bonus Paid Based on Annual Salary
(in increments of 5 percentage points)
1	Up to 35% (5% - 35%)
2	Up to 45% (5% - 45%)
3	Up to 60% (5% - 60%)
4	Up to 75% (5% - 75%)

The range of percentage is based on many factors, including but not limited to: achieving budget projections, achieving monthly / quarterly objectives, training (both individually and their employees), IPDR ratings and achievement of IPDR goals, employee retention, managing human resources issues, audit and compliance guidelines, etc.

Example: if we achieve the threshold goal and two strategic goals, the range of bonus paid will be from 5% to 45% of a participant’s annual salary. INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the threshold goal – the Executive Bonus Plan will not be activated.  However, the Executive Management Team, consisting of;  Ben Cheek, Chairman; Buddy Cheek, Vice-Chairman; Ginger Herring, President; Roger Guimond, EVP/Chief Financial Officer; Mike Culpepper, EVP/Chief Operating Officer; Kay Lovern, EVP/Strategic and Operational Development, and Mike Haynie, EVP/Human Resources, may choose to award individual bonuses to a select number of executives.  These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards.  In such a case, a bonus may be awarded but based on a lower scale than the above plan.

Executive Management Team Review

The Executive Management Team will review all executive and Regional Directors performance ratings and bonus recommendations and determine the final bonus awarded:

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Regional Operations Directors	Direct Report Vice President	Mike Culpepper, Ginger Herring, Buddy Cheek, Roger Guimond, Mike Haynie, Kay Lovern
Field Vice Presidents	Mike Culpepper	Mike Culpepper, Ginger Herring, Buddy Cheek, Roger Guimond, Mike Haynie, Kay Lovern
Home Office Supervisors, Area Vice Presidents, Vice Presidents	Direct Report	Mike Culpepper, Ginger Herring, Buddy Cheek, Roger Guimond, Mike Haynie, Kay Lovern
Mike Culpepper, Roger Guimond, Mike Haynie, Kay Lovern	Ginger Herring	Ginger Herring, Buddy Cheek, Ben Cheek

Communication of Measurement

How well the Company is doing in achieving its goals will be communicated to all employees on a periodic basis monthly through e-mail. This progress will need to be communicated to the branch employees as well, through the Regional Directors.